QuickLinks -- Click here to rapidly navigate through this document
NewsRelease
NYSE: MMP

Date:	Dec. 19, 2003
Contact:	Paula Farrell (918) 573-9233 paula.farrell@magellanlp.com

Magellan Midstream Partners Prices Equity Offering

        TULSA, Okla.—Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that it has priced a public offering of 200,000 common units representing limited partner interests at $50.00 per unit. The net proceeds from this offering of approximately $9.5 million will be used by the partnership for general purposes.

        In addition, Magellan Midstream Holdings, L.P., the owner of the partnership's general partner interest and majority owner of the partnership's common units, also priced 4.3 million of its partnership common unit investment for sale to the public at $50.00 per unit. The offering of common units by Magellan Midstream Holdings was increased by 500,000 units from the initial 3.8 million units announced for sale. Following the equity transactions described above, Magellan Midstream Holdings will continue to own approximately 38.8 percent of the partnership, assuming the underwriters' over-allotment option is not exercised.

        The sale of units by Magellan Midstream Holdings will not increase the number of partnership units outstanding, and the partnership will not receive any of the proceeds from the sale of Magellan Midstream Holdings' common unit interest.

        The offerings are being led by Lehman Brothers Inc. and Citigroup Global Markets Inc. and are expected to close on Dec. 24, 2003. The underwriters have the option to purchase up to 645,000 additional units from Magellan Midstream Holdings to cover over-allotments, if any.

About Magellan Midstream Partners, L.P.

        Magellan Midstream Partners, L.P., formerly Williams Energy Partners L.P., is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at www.magellanlp.com.

###

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission.

QuickLinks

Magellan Midstream Partners Prices Equity Offering